Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

July 16, 2010

Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Schlumberger Limited, a company organized under the laws of the Netherlands Antilles (“Schlumberger”), in connection with the preparation of the Registration Statement on Form S-4, as amended through the date hereof (the “Registration Statement”), relating to the proposed merger of Turnberry Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Schlumberger (“Merger Sub”), with and into Smith International, Inc., a Delaware corporation (“Smith”), pursuant to the Agreement and Plan of Merger, dated February 21, 2010 (the “Merger Agreement”), among Schlumberger, Merger Sub, and Smith.

At your request, this opinion of counsel is being furnished to you for filing as an exhibit to the Registration Statement. In arriving at the opinion expressed below, we have examined and relied upon the Merger Agreement and the Proxy Statement/Prospectus which is included in the Registration Statement (the “Proxy Statement/Prospectus”).

In our opinion, the discussion appearing under the heading “THE MERGER—Material U.S. Federal Income Tax Consequences—The Merger” in the Proxy Statement/Prospectus, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our Firm therein. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued thereunder.

Sincerely,

/s/ Baker Botts L.L.P.